Exhibit 18.1
March 27, 2006
Jeffrey N. Boyer
Executive Vice President — Chief Financial Officer
Michaels Stores, Inc.
8000 Bent Branch Drive
P.O. Box 619566
Irving, TX 75261-9566
Note 2 to the Consolidated Financial Statements of Michaels Stores, Inc. (the “Company”) included in its Form 10-K for the year ended January 28, 2006, describes a change in the method of accounting for inventories. Prior to the change, the Company’s inventories were valued at the lower of cost, as determined under a retail inventory method, or market. Under the Company’s new accounting method, inventories are valued at the lower of cost, as determined under the weighted average method, or market. There are no authoritative criteria for determining a “preferable” inventory accounting method based on the particular circumstances; however, we conclude that the change to the lower of cost, as determined under the weighted average method, or market for valuing store inventories is to an acceptable alternative method which, based on your business judgment to make this change and for the reasons stated in Note 2, is preferable in your circumstances.
Very truly yours,
/s/ Ernst & Young LLP